UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CITIGROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Supplemental Cover Note to accompany Japanese translation of the proxy statement

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citi’s annual stockholders’ meeting will be held on Thursday, April 21, 2011, at 9 AM at the Hilton New York, 1335 Avenue of the Americas in New York City. At the meeting, stockholders will vote on the proposals described in the enclosed proxy statement, so please take the time to read and carefully consider these proposals.

You will need an admission ticket or proof of ownership of Citi stock to enter the meeting. The close of business on February 22, 2011 is the record date for determining stockholders entitled to vote at the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by Internet if your proxy card instructs you so (instructions are on your proxy card if any), so that your shares will be represented whether or not you attend the annual meeting.

This proxy statement and the 2010 annual report are available on Citi’s website at www.citigroup.com. Click on “About Citi,” “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.”

With respect to the enclosed proxy statement, we have provided an excerpt Japanese translation of such proxy statement which extracts the necessary parts for use by stockholders when determining how to cast their votes under the applicable laws and regulations. With respect to the enclosed 2010 annual report, a Japanese translation is available on the website of Citi in Japan at http://www.citigroup.jp/japanese, and we respectfully request you read it as well.